UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):   July 11, 2012

POKERTEK, INC.
(Exact Name of Registrant as Specified in Its Charter)

North Carolina	000-51572	61-1455265
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1150 Crews Road, Suite F Matthews, North Carolina	28105
(Address of Principal Executive Offices)	(Zip Code)

(704) 849-0860
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.          Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard.

On July 11, 2012, PokerTek, Inc. (the “Registrant”) received a notification letter from The NASDAQ Stock Market (the “Notice”) advising that for the 30 consecutive business days preceding the date of the Notice (from May 29, 2012 to July 10, 2012), the closing bid price of its common stock had fallen below the $1.00 per share minimum price required for continued listing on the NASDAQ Capital Market pursuant to NASDAQ Marketplace Rule 5550(a)(2) (the “Minimum Bid Price Rule”).

The Notice has no effect on the listing of the Registrant’s common stock at this time and the Registrant’s common stock will continue to trade on the NASDAQ Capital Market under the symbol “PTEK.” The Notice also stated that the Registrant would be provided 180 calendar days, or until January 7, 2013 (the “Grace Period”), to regain compliance with the Minimum Bid Price Rule. To regain compliance, the closing bid price of the Company’s common stock must be at least $1.00 per share for a minimum of ten consecutive business days prior to the end of the Grace Period.

If the Registrant does not regain compliance within the Grace Period, it may be eligible for an additional grace period of 180 days if it meets the continued listing requirements for market value of publicly held shares and all other initial listing standards for the NASDAQ Capital Market, with the exception of the Minimum Bid Price Rule, and provide written notice of its intention to cure the minimum bid price deficiency during the second compliance period by effecting a reverse stock split, if necessary. If the NASDAQ staff determines that the Registrant will not be able to cure the deficiency, or if the Registrant is otherwise not eligible for such additional compliance period, NASDAQ will provide notice that the Registrant’s common stock will be subject to delisting. The Registrant would then have the right to appeal a determination to delist its common stock, and the common stock would remain listed on the NASDAQ Capital Market until the completion of the appeal process.

Item 5.02.          Departure of Directors or Certain Officers.

Effective July 16, 2012, Hal J. Shinn, III, resigned as Chief Technology Officer of the Registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PokerTek, Inc.

Date:	July 16, 2012	By:	/s/ Mark D. Roberson
Mark D. Roberson, Chief Executive Officer and Chief
Financial Officer